Exhibit (h)(ii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg SK


                    SUB-ADMINISTRATIVE SERVICES AGREEMENT


   This AGREEMENT is made as of June 1, 2002, among Federated Services Company, a Pennsylvania corporation having its principal office and place of business at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779 ("Federated"), CB Capital Management, Inc., a Michigan corporation having its principal office and place of business at 328 S. Saginaw Street, Flint, MI 48502 ("Sub-Administrator") and Golden Oak(R) Family of Funds (the "Investment Company"), a Delaware business trust having its principal office and place of business at 5800 Corporate Drive, Pittsburgh, PA 15237-7010. Federated, Sub-Administrator and the
Investment Company may be individually and collectively referred to as a "Party" or "Parties."

   WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940 (the
"1940 Act"), with portfolios now existing or hereafter created (each such portfolio, including any classes of shares, a "Fund" and collectively the "Funds"), and with authorized and issued shares of beneficial interests ("Shares"), each of which may be designated or divided into one or more classes ("Class" or "Classes");

   WHEREAS, Federated has entered into an Agreement for Administrative Services, dated June 1, 2002, with the Investment Company under which Federated provides, among other things, "Administrative Services" (as that term is defined therein) to the Investment Company; and

   WHEREAS, Federated desires to retain Sub-Administrator as Sub-Administrator to assist Federated in providing Administrative Services to the Investment Company, Sub-Administrator agrees to provide such assistance, and each Investment Company agrees to directly and separately compensate Sub-Administrator for such assistance in lieu of Federated performing such services and being compensated incrementally therefor;

   NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and intending to be legally bound, the Parties agree to the following:

Article 1.  Appointment as Sub-Administrator.
--------------------------------------------

   Federated appoints Sub-Administrator as sub-administrator, and Sub-Administrator accepts such appointment under the terms of this Agreement.

Article 2.  Citizen's Duties as Sub-Administrator.
-------------------------------------------------

   Subject to the supervision and control of the Investment Company's Board of Trustees ("Board") and in accordance with Proper Instructions (as defined hereafter) from the Investment Company, Sub-Administrator will provide facilities, equipment, and personnel to carry out the following sub-administrative services for operation of the business and affairs of the Investment Company and its Funds:

A. assist in drafting, reviewing and maintaining the materials, minutes and scripts of Investment Company Board and Fund shareholder meetings;

B. assist in negotiating contracts on behalf of the Investment Company with, among others, the Investment Company's distributor, transfer agent, custodian and fund accountant, subject to any applicable restrictions of the Board or the 1940 Act;

C. assist in preparing, reviewing and filing with the Securities and Exchange Commission ("SEC") and the appropriate state securities authorities: (i) the registration statements for the Investment Company and its Shares, including any prospectus, statement of additional information ("Prospectus") any and all amendments and supplements thereto ("Registration Statement"); (ii) reports to regulatory authorities and Fund shareholders; (iii) routine proxy statements; and (iv) such other documents necessary for the Investment Company to continuously offer its shares unless the Investment Company has directed another service provider to be responsible for such document preparation and filing;

D. assist in coordinating the layout and printing of publicly disseminated prospectuses and reports;

E. coordinate and assist with the design, development, and operation of the Investment Company and the Funds and new product initiatives;

F. consult with the Investment Company, its Board, and any other administrators on matters concerning the Investment Company, its affairs, and operations;

G. assist in the development and preparation of due diligence materials to assist the Board's consideration and approval of the Investment Company's service providers; assist in coordinating with fund counsel, independent auditors (including providing records), portfolio accountant, custodians and sub-custodians, rating and publication agencies, outside vendors (including printing and mailing income breakdown data to client services and transfer agent), and the SEC regarding inspections (including providing records) and comments on registration statements;

H. assist in coordinating board and shareholder meeting dates, agendas, responsibilities, and deadlines;

I. assist in producing operating and compliance reports and in collecting and assembling reports required by board-adopted procedures;

J. assist in coordinating custodian presentations (including 17f-5 materials);

K. assist in the drafting and production of account applications and operational matters relating to establishing new accounts;

L. monitor expenses and compliance with the distribution requirements of a regulated investment company under Subchapter M of the Internal
      Revenue Code of 1986;

M. assist in creating and coordinating strategic and tactical marketing support to the Funds and the Investment Company; and

N. providing additional assistance to the Investment Company's administrator, as Sub-Administrator may mutually agree from time to time, and provide general service relating to the Funds' operations.

   The foregoing, along with any additional services that Sub-Administrator shall agree in writing to perform under this Agreement, shall hereafter be referred to as "Sub-Administrative Services." Sub-Administrative Services shall not include any duties, functions, or services to be performed for the Investment Company by its investment adviser, sub-adviser, distributor, custodian, fund accountant (recordkeeper) or transfer agent pursuant to their respective contracts with the Investment Company or Sub-Administrator.

Article 3.  Common Personnel.

   Any person (even though also a Sub-Administrator officer, director, trustee, partner, employee or agent) who may be or become an Investment Company officer, trustee, partner, employee or agent, shall be deemed, when rendering services to the Investment Company or acting on any Investment Company business (other than services or business in connection with Citizen's duties hereunder) to be rendering such services to or acting solely for the Investment Company and not as a Sub-Administrator officer, director, trustee, partner, employee or agent or one under the control or direction of Sub-Administrator even though paid by Sub-Administrator.

Article 4.  Proper Instructions.

   As used throughout this Agreement, a "Proper Instruction" means written instructions identifying the specific transaction or types of transactions involved that is signed or initialed by one or more person or persons authorized by the Board. Oral instructions are deemed Proper Instructions if
(a) Federated or Sub-Administrator reasonably believe they have been given by a person previously authorized in writing to give such oral instructions with respect to the transaction involved, and (b) the Investment Company, Federated or Sub-Administrator promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company, Federated and Sub-Administrator are satisfied that such procedures afford adequate safeguards for the Funds' assets.
Proper Instructions may only be amended in writing.

Article 5.  Investment Company Books, Records and Property.
----------------------------------------------------------

   Sub-Administrator shall create, maintain and preserve all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of and Rule 31a-2 under the 1940 Act pertaining to the Sub-Administrative Services that it performs and which are not otherwise created, maintained and preserved by another party for the Investment Company. Such books and records shall be the Investment Company's property.

   The Investment Company, Federated or their authorized representatives may inspect such books and records at Sub-Administrator's premises during its normal business hours. At the Investment Company's request or pursuant to Proper Instructions, Sub-Administrator will promptly provide copies of any such books and records to the Investment Company or its authorized representatives at the Investment Company's expense.

   Upon the expiration of this Agreement and pursuant to Proper Instructions, Sub-Administrator will turn over to the Investment Company or its authorized representatives those Investment Company books, records and documents that Sub-Administrator created and maintained under this Agreement, provided that Sub-Administrator is reimbursed for all payments and expenses due and remaining under this Agreement, and further provided that such books and records are no longer needed by Sub-Administrator in performing its services or for its protection. Absent Proper Instructions regarding the delivery of the Investment Company's books and records, Sub-Administrator may deliver them to the Investment Company's principal place of business or retain them for six years, during the first two years of which such documents will be in readily accessible form. Any books and records in Citizen's possession beyond that time period may be destroyed without further notice. In addition, Sub-Administrator has the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all Investment Company property (including books, records and documents) that Sub-Administrator held under this Agreement.

   Sub-Administrator agrees to maintain the security and confidentiality of nonpublic personal information ("NPI") of Fund customers and consumers, as those terms are defined in SEC's Regulation S-P, 17 CFR Part 248. Sub-Administrator agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specified law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Investment Company, in each instance in furtherance of fulfilling Citizen's obligations under this Agreement and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.

Article 6.  Compensation and Expenses.

   As compensation for services under this Agreement, the Investment Company shall compensate Sub-Administrator in accordance with the schedule of fees and expenses outlined in the Agreement's Sub-Administrative Services Fee Exhibit and such other provisions provided in this Agreement. Federated shall have no responsibility or liability for payment of compensation, fees or expenses to Sub-Administrator. Any fee exhibits shall be dated and executed by a duly authorized officer of the Investment Company and Sub-Administrator. Any amendments or adjustments to these fee exhibits shall be in writing and similarly executed. However, from time to time in its sole discretion, Sub-Administrator may waive all or a portion of such compensation it is entitled to receive under this Agreement. All rights of compensation shall survive the termination of this Agreement.

   Any compensation payable to Sub-Administrator shall be prorated for periods of less than a month, and shall be calculated with reference to a Fund's assets as determined in the time and manner specified in each Fund's Prospectus.

   The Investment Company will accrue daily and pay Sub-Administrator monthly (or daily at Sub-Administrator's request) all compensation and out of pocket expenses contemplated under this Agreement. Out-of-pocket expenses include but are not limited to postage (including overnight courier service), envelopes, telephones, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, and expenses incurred at the specific direction of the Fund. Out-of-pocket disbursements shall also include such other items agreed upon between the Parties from time to time. The Investment Company will reimburse Sub-Administrator for any non-routine expenses (reasonable or otherwise) it incurs at the Investment Company's request or consent. Sub-Administrator will maintain detailed information about such compensation and out of pocket expenses.

   Sub-Administrator shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Sub-Administrative Services, including the compensation of Sub-Administrator employees who serve as Investment Company trustees or officers. Unless the Agreement explicitly provides to the contrary, the Investment Company shall be solely responsible, and shall promptly reimburse Sub-Administrator, for all expenses Sub-Administrator incurs on the Investment Company's behalf, including without limitation fees and expenses related to: postage and courier services; printing, document production, registration and filings; travel; outside counsel, independent auditors, or other professional services; organization of the Investment Company and its Funds; insurance coverage; interest; membership in trade organizations; compensation of persons who are not Sub-Administrator's employees; custody, fund accounting, investment advisory, and other service providers; brokerage services; taxes; Board members; fees payable to federal, state and other governmental agencies; and all other expenses properly payable by the Investment Company.

Article 7.  Documents.

   A. On or before the execution of this Agreement, the Investment Company shall provide Sub-Administrator with the following documents:

        (1) A copy of the Investment Company's Declaration of Trust, By-Laws and other organizational documents ("Charter Documents");

        (2)   A copy of the Board resolution authorizing this Agreement; and

        (3)   A copy of each Fund's Prospectus.

   B.   From time to time, the Investment Company will furnish
        Sub-Administrator upon its request with following documents:

        (1) The Investment Company's Registration Statement and related amendments as filed with the SEC, and orders regarding the sale of Shares;

        (2)   A certified copy of each amendment to the Charter Documents;

        (3) Certified copies of each Board vote authorizing Investment Company officers to give Proper Instructions; and

        (4) Such other certifications, documents or opinions that Sub-Administrator may, in its discretion, deem necessary or appropriate to properly perform its duties under this Agreement.

Article 8.  Representations and Warranties.

   A.   Representations and Warranties of Sub-Administrator

        Sub-Administrator represents and warrants to the Investment Company that:

        (1) It is an investment adviser registered under the Investment Advisers Act of 1940, duly organized, existing and in good standing under the laws of its state of organization;

        (2) It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

        (3) It is empowered under applicable laws, its organizational documents and company proceedings to enter into and perform this Agreement;

        (4) It has and will have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

        (5) It is in compliance with federal securities law and applicable federal and state securities requirements and is in good standing to serve as a sub-administrator under this Agreement.

   B.   Representations and Warranties of the Investment Company

        The Investment Company represents and warrants to Sub-Administrator that:

        (1) It is an investment company duly organized, existing and in good standing under the laws of its state of organization;

        (2) It is empowered under applicable laws, by its Charter Documents and company proceedings to enter into and perform its obligations under this Agreement;

        (3) It is an open-end investment company registered under the 1940 Act; and

        (4) A registration statement under the Securities Act of 1933 ("1933 Act") and 1940 Act is or will be effective, and appropriate authorizations for state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale.

   C.   Representations and Warranties of Federated

        Federated represents and warrants to the Investment Company and Sub-Administrator that:

        (1) It is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania;

        (2) It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

        (3) It is empowered under applicable laws, its organizational documents and company proceedings to enter into and perform this Agreement;

        (4) It has and will have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

        (5) It is in compliance with federal securities law requirements and is in good standing to serve as an administrator under this Agreement.

Article 9.  Investment Company's Responsibilities.

   The Investment Company shall be solely responsible for the preparation, contents and distribution of a Fund's offering document and its Registration Statement and for complying with all applicable requirements of the 1933 Act, the 1940 Act, the Internal Revenue Code, and any other laws, rules and regulations of government authorities having jurisdiction.

Article 10.  Sub-Administrator's Responsibility.

   Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, gross negligence on its part in the performance of Sub-Administrator's duties or from reckless disregard by it of its obligations and duties under this Agreement.

Article 11.  Assignment.

   Except as provided below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by a Party without the written consent of the other Party.

A. Either Party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such Party upon prior written notice. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

B. Without further consent of the Investment Company and Federated, Sub-Administrator may subcontract for the performance of Sub-Administrative Services with a wholly-owned subsidiary of Sub-Administrator, or with any other subsidiary owned or controlled by Sub-Administrator Banking Corporation. Sub-Administrator shall be held to the same level of responsibility and liability to the Investment Company and Federated for this subcontractor's acts and omissions.

C. Upon Proper Instructions from the Investment Company, Sub-Administrator will subcontract for the performance of services under this Agreement with an agent selected by the Investment Company, other than as described in A. and B. above; but Sub-Administrator is not responsible for the acts and omissions of such agent.

Article 12.  Indemnification.

   A.   Indemnification by Investment Company

        Sub-Administrator shall not be responsible for and the Investment Company or Fund shall indemnify and hold harmless Sub-Administrator, including its affiliates and all their officers, directors, trustees, employees, shareholders and agents against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

(1)   The acts or omissions of any entity that contracts with and/or provides services to the Investment Company (including any adviser, sub-adviser, custodian, fund accountant, administrator other than Sub-Administrator) other than a subcontractor
           Sub-Administrator selects under Article 11.A. or 11.B.

(2)   The reliance on or use by Sub-Administrator or its agents or subcontractors of information, records and documents in proper form which

              (a) are received by Sub-Administrator or its agents or subcontractors from advisers, sub-advisers, custodian, fund accountant, or other third parties contracted by or approved by the Investment Company or Fund for use in the performance of services under this Agreement; or

              (b) have been prepared and/or maintained by the Investment Company or its affiliates or any other person or firm on behalf of the Investment Company.

(3)   The reliance on, or the carrying out by Federated, Sub-Administrator or their agents or subcontractors, of Proper Instructions of the Investment Company or a Fund.

(4)   The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

        Provided, however, that Sub-Administrator shall not be protected by this Article 12A. from liability for any act or omission resulting from Sub-Administrator's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties.

   B.   Reliance

        At any time Sub-Administrator may apply to an Investment Company officer for instructions, and may consult with legal counsel (who may be counsel for the Investment Company) with respect to any matter arising in connection with the services to be performed by Sub-Administrator under this Agreement, and Sub-Administrator and its agents or subcontractors shall not be liable and shall be indemnified by the Investment Company or the appropriate Fund for any action reasonably taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel, provided such action is not in violation of applicable federal or state laws or regulations.

   C.   Notification

        The Party seeking indemnification under this Agreement ("Claimant") shall use all reasonable care to promptly identify and notify the Party against whom indemnification is or may be sought ("Indemnifier") concerning any situation that involves or probably will involve a claim for indemnification, and shall advise the Indemnifier of all pertinent facts and developments concerning such situation. The Indemnifier has the option to defend Claimant against any indemnifiable claim. If the Indemnifier elects to defend the Claimant, Indemnifier must first notify Claimant before taking over complete defense of the claim. Thereafter, Claimant shall initiate no further legal or other expenses for which it would seek indemnification under this Agreement. Further, the Claimant shall not confess any claim or compromise any case for which the Indemnifier would be obligated to indemnify Claimant unless the Indemnifier gives prior written consent.

Article 13.  Term and Termination of Agreement.

   This Agreement shall be effective from the date signed above and shall continue through August 31, 2005 ("Initial Term"). Thereafter, the Agreement will automatically renew for successive twelve (12) month terms (a "Renewal Term") unless Sub-Administrator receives written notice of termination from the Investment Company or Federated no less than ninety
(90) days prior to the expiration of the Initial Term or a Renewal Term. The termination date for all original or after-added Funds that are, or become, covered under this Agreement shall be coterminous.

   In addition, each Party reserves the right to immediately terminate this Agreement upon giving written notice of: the dissolution or liquidation of either Party or other cessation of business other than a merger, reorganization, recapitalization, sale of all or substantially all of the assets of such Party as an ongoing business, or other transaction designed to defeat or frustrate the economic purposes and contractual obligations of either Party under this Agreement; financial difficulties on the part of either Party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or a final, unappealable judicial, regulatory or administrative ruling or order in which either Party has been found guilty of criminal behavior in the conduct of its business.

   In addition, the Agreement shall terminate with respect to the Investment Company or a Fund upon the transfer of substantially all of the assets of the Investment Company or such Fund, as the case may be, to one or more investment companies advised by any subsidiary owned or controlled by Federated Investors, Inc.

   If the Investment Company or Federated terminates this Agreement, the Investment Company bears full responsibility and will promptly reimburse Sub-Administrator for its reasonable out-of-pocket expenses associated with transferring or moving Investment Company books, records and materials maintained by Sub-Administrator under this Agreement. Additionally, Sub-Administrator reserves the right to charge the Investment Company for any other reasonable expenses associated with such termination. The provisions of Article 10. Sub-Administrator's Responsibility and Article
12.  Indemnification shall survive this Agreement's termination.

Article 14.  Notices.

   Unless otherwise specifically provided herein, notices and other writings shall be delivered or mailed postage prepaid to the Investment Company at 5800 Corporate Drive, Pittsburgh, PA 15237-7010, Attention:
Secretary, to Sub-Administrator at 328 S. Saginaw Street, Flint, MI  48502,
Attention: Secretary, and to Federated Services Company at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, 15222-3779,
Attention: Secretary, or to such other address as the Investment Company, Sub-Administrator or Federated may hereafter specify in writing, and shall be deemed to have been properly delivered or given hereunder.

Article 15.  Governing Law and Venue.

   The laws of the Commonwealth of Pennsylvania shall govern the construction and interpretation of this Agreement without regard to the conflict of laws principle. The Parties irrevocably consent to the jurisdiction and venue of any federal or state court in Allegheny County in the Commonwealth of Pennsylvania, in connection with any action or proceeding arising out of this Agreement. The Parties also irrevocably waive the right to object to the venue of any court on the ground of forum non conveniens.

Article 16.  Amendments and Additional Provisions.

   This Agreement may be amended or modified only by a written agreement executed by all Parties. From time to time, Federated, Sub-Administrator and/or the Investment Company may agree on interpretive or additional provisions under this Agreement that are consistent with the Agreement's operation and general tenor and do not contravene any applicable federal or state regulations or any provision of the Charter Documents. Any such interpretive or additional provisions shall be written, signed by the Parties, and attached to this Agreement, but shall not be deemed to be an amendment to this Agreement.

Article 17.  Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

Article 18.  Merger of Agreement.

   This Agreement constitutes the entire agreement among the Parties and supersedes any prior oral or written agreement of the Parties.

Article 19.  Severability.

   In the event any provision of this Agreement is held illegal, void or unenforceable, the balance of this Agreement shall remain in effect.

Article 20.  Force Majeure.

   Sub-Administrator shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Investment Company as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

Article 21. Limitations of Liability of Investment Company Trustees and Shareholders.

   The execution and delivery of this Agreement have been authorized by the Investment Company Trustees and signed by an authorized Investment Company officer, acting as such, and neither such authorization by these Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Investment Company, but bind only the property of the individual Funds, or Class, as provided in the Declaration of Trust.


      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                              GOLDEN OAK(R) FAMILY OF FUNDS


                              By:
                                 ---------------------------------------

                              Name:
                                     -----------------------------------

                              Title:
                                      ----------------------------------

                              FEDERATED SERVICES COMPANY


                              By:
                                 ---------------------------------------

                              Name:
                                     -----------------------------------

                              Title:
                                      ----------------------------------


                              CB CAPITAL MANAGEMENT, INC.


                              By:
                                 ---------------------------------------

                              Name:
                                     -----------------------------------

                              Title:
                                      ----------------------------------


                   SUB-ADMINISTRATIVE SERVICES FEE EXHIBIT


   The Investment Company agrees to pay and Sub-Administrator hereby agrees to accept as full compensation for its Sub-Administrative Services under this Agreement a Sub-Administrative Services fee at the following annual rate:

            Fee Rate                Average Daily Net Assets of the Funds

            .0475%                        on the first $400 million

            .0725%                        on the next $250 million

            .0975%                        on assets in excess of $650
million

   There is no minimum annual fee per Fund or Share Class minimums.

   IN WITNESS WHEREOF, the Parties hereto have caused this Sub-Administrative Services Fee Exhibit to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year below.

Dated:                        June 1, 2002


                              GOLDEN OAK(R) FAMILY OF FUNDS


                              By:
                                 ---------------------------------------

                              Name:
                                     -----------------------------------

                              Title:
                                      ----------------------------------

                              CB CAPITAL MANAGEMENT, INC.


                              By:
                                 ---------------------------------------

                              Name:
                                     -----------------------------------

                              Title:
                                      ----------------------------------